Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of The Clorox Company for the registration of debt securities and to the incorporation by reference therein of our reports dated August 15, 2017, with respect to the consolidated financial statements and schedule of The Clorox Company, and the effectiveness of internal control over financial reporting of The Clorox Company, included in its Annual Report (Form 10-K) for the year ended June 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, CA

May 2, 2018